Exhibit 10.1

AGREEMENT FOR ACQUISITION OF WARRANTS

THIS AGREEMENT FOR ACQUSIITION OF WARRANTS AGREEMENT (the “Agreement”) is dated as of December 8, 2017 between Sean Folkson (“Consultant”) and Nightfood Holdings Inc., a Nevada corporation (“Company”).

WHEREAS, the Consultant has been accruing Consulting Fees (“Fees”) with the Company for several years;

WHEREAS, the Consultant desires a larger equity position in the Company;

WHEREAS, the Company does not have funds to significantly reduce the balance of the accrued consulting fees;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Company and the Lender agree as follows:

1.           Conversion of Accrued Salary. The Consultant and the Company have agreed that the Consultant will acquire Warrants to acquire up to 80,000 additional shares of NGTF stock at a strike price of $.20, and with a term of three (3) years from the date of this agreement. The Consultant is acquiring these Warrants at a cost of $.15 per warrant, which will result in a reduction in the accrued consulting fees due consultant by $12,000. The Warrants include a provision for cashless exercise. The pricing of the warrant purchase and the warrant exercise price were both determined with reference to the current market price of the Company’s common stock of approximately $.15 as of the date of this agreement.

2.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the party determined not to have prevailed for his or its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY

Nightfood Holdings Inc.

/s/ Sean Folkson
By: Sean Folkson
Its: CEO

CONSULTANT

Sean Folkson:

/s/ Sean Folkson